Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          February 1, 2008

SKYWEST, INC. FILES COMPLAINT

OVER DISPUTE WITH DELTA AIR LINES

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today announced that a complaint has been filed in the Superior Court of Fulton County, State of Georgia, against Delta Air Lines, Inc. (“Delta”) related to a dispute under the Delta Connection Agreements entered into between Delta and SkyWest Airlines, Inc. (“SkyWest Airlines”) and Atlantic Southeast Airlines, Inc. (“ASA”). SkyWest Airlines and ASA are wholly-owned subsidiaries of SkyWest, Inc.

The dispute is related to the allocation of liability for certain irregular operations (“IROP”) expenses that are paid by SkyWest Airlines and ASA to their passengers under certain situations. As a result of the dispute, Delta unilaterally withheld a combined total of approximately $25 million (pretax) from one of the weekly scheduled wire payments to SkyWest Airlines and ASA during December 2007 and has indicated that Delta does not believe the majority of IROP expenses SkyWest Airlines and ASA have paid on behalf of customers is reimbursable under the Delta Connection Agreements.

Commenting on the dispute, Bradford R. Rich, Executive Vice President and CFO of SkyWest, Inc. said, “Although we and Delta are both committed to maintain a productive and cooperative long-term relationship and remain focused on continued improvements of our Delta Connection operations, we simply have a disagreement over the IROP contract language.”  He continued, “However, due to the inability to resolve the matter informally, we are seeking legal remedies to protect our contractual rights under our agreements.”

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia are wholly-owned subsidiaries of SkyWest.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest serves a total of approximately 230 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,488 daily departures.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.